Filed Pursuant to Rule 424(b)(3)

File Number 333-114182

PROSPECTUS SUPPLEMENT NO. 1

Prospectus Supplement No. 1 dated February 7, 2006

to Registration Statement on Form S-3

(Registration No. 333-114182)

GeoPharma, Inc.

This Prospectus Supplement No. 1 supplements our Prospectus dated April 24, 2004. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering, other than the exercise price, if any, to be received upon exercise of the warrants referred to in the Prospectus. You should read this Prospectus Supplement No. 1 together with the Prospectus.

The Prospectus is hereby amended to reflect a change in the conversion price of the secured convertible term note in the initial aggregate principal amount of $5,000,000, dated as of January 30, 2004, such that from and after February 1, 2006, the fixed conversion price shall be $4.57 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is February 7, 2006.